================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                          -----------------------------

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 1, 1998


                              TECH DATA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            ---------------------------------------------------------


FLORIDA                              0-14625                          59-1578329
(State or other              (Commission File Number)           (I.R.S. Employer
jurisdiction of                                             Identification No.).
incorporation)


                 5350 TECH DATA DRIVE, CLEARWATER, FLORIDA 33760
                    (Address of principal executive offices)

                            -------------------------


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (727) 539-7429



                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)





================================================================================

Item 2. Acquisition or Disposition of Assets.

         The undersigned registrant, Tech Data Corporation ("Tech Data" or the "Company"), hereby amends the financial statements, exhibits and other portions of its Current Report on Form 8-K dated July 1, 1998 and filed with the Securities and Exchange Commission (the "Commission") on July 15, 1998, as set forth herein. This Current Report on Form 8-K was filed to report the acquisition of approximately 83% of the voting stock of Computer 2000 AG ("Computer 2000" or "Computer 2000 Group"), Europe's leading technology products distributor. The Company acquired approximately 80% of the outstanding voting stock of Computer 2000 on July 1, 1998 from its parent company, Klockner & Co. AG, based in Duisburg, Germany. Klockner & Co. AG is a subsidiary of Munich-based conglomerate VIAG AG. The initial acquisition was completed through an exchange of approximately 2.2 million shares of Tech Data Corporation common stock and $300 million of 5% convertible subordinated notes, due 2003. In a separate cash transaction on July 1, 1998, Tech Data also acquired an additional stake of approximately 3% of Computer 2000's shares from an institutional investor. The combined value of these transactions, including expenses, totaled approximately $403 million.

         Item 7 of the Company's Current Report on Form 8-K dated July 1, 1998, is hereby amended to include the financial statements and exhibits indicated in
Item 7 below.

Item 7. Financial Statements and Exhibits.

         (a) Financial statements of business acquired.

                                                                            Page
                                                                            ----
     Independent Auditors' Report.........................................   F-1
     Consolidated Balance Sheets of the Computer 2000 Group...............   F-3
     Consolidated Statements of Operations of the Computer 2000 Group.....   F-4
     Consolidated Statements of Cash Flows of the Computer 2000 Group.....   F-5
     Notes to Consolidated Financial Statements...........................   F-6

         The financial statements described above are attached hereto as Attachment 7(a) and are incorporated herein by this reference.

         b) Pro forma financial information.

                                                                            Page
                                                                            ----
Basis of Presentation.....................................................  F-20
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
  April 30, 1998..........................................................  F-21
Unaudited Pro Forma Condensed Consolidated Statement of Income for the
  three months ended April 30, 1998.......................................  F-22
Unaudited Pro Forma Condensed Consolidated Statement of Income for the
  year ended January 31, 1998.............................................  F-23
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..  F-24


         The financial statements described above are attached hereto as Attachment 7(b) and are incorporated herein by this reference.


         (c) Exhibits

2-A(1) Share Purchase Agreement between Klockner & Co. AG and Tech Data Corporation dated April 14, 1998 and amended June 30, 1998.

2-B(2) Side Letter Agreement between Klockner & Co. AG and Tech Data Corporation dated April 14, 1998.

3-G(2)   Amendments to By-Laws of Tech Data Corporation as adopted on June 23,
         1998.

3-H(2) Articles of Amendment to Amended and Restated Articles of Incorporation of Tech Data Corporation as of June 24, 1998.

23-A(2)  Consent of KPMG Hartkopf + Rentrop KG and AWT Allgemeine
         Wirtschaftstreuhand GmbH

23-B(2)  Consent of Arthur Andersen LLP

-------------

(1) Incorporated by reference to Exhibit 2-A of the Company's Current Report on Form 8-K dated as of July 1, 1998 and filed with the Securities and Exchange Commission on July 15, 1998.
(2)      Filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   TECH DATA CORPORATION



Dated:  September 14, 1998         By: /s/ JEFFERY P. HOWELLS
                                      -----------------------------
                                           Jeffery P. Howells
                                        Executive Vice President
                                       and Chief Financial Officer

                                   By: /s/ JOSEPH B. TREPANI
                                      -----------------------------
                                           Joseph B. Trepani
                                         Senior Vice President
                                       and Corporate Controller

                          INDEX TO FINANCIAL STATEMENTS

Attachment 7(a) - Financial Statements of Computer 2000 Group

                                                                            Page
                                                                            ----
     Independent Auditors' Report.........................................   F-1
     Consolidated Balance Sheets of the Computer 2000 Group...............   F-3
     Consolidated Statements of Operations of the Computer 2000 Group.....   F-4
     Consolidated Statements of Cash Flows of the Computer 2000 Group.....   F-5
     Notes to Consolidated Financial Statements...........................   F-6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

Computer 2000 Aktiengesellschaft

We have audited the accompanying consolidated balance sheets of Computer 2000 Aktiengesellschaft and subsidiaries ("Computer 2000") as of September 30, 1997 and 1996 and the related consolidated statements of operations and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of AmeriQuest Technologies, Inc. as of and for the year ended September 30, 1996, which statements reflect total assets and revenues constituting 10 percent and 12 percent, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts, before adjustments necessary for conformity with German generally accepted accounting principles and before translation into Deutsche Mark, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in Germany and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer 2000 as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States. The application of generally accepted accounting principles in the United States would have affected results of operations for the years ended September 30, 1997 and 1996 and stockholders' equity as of September 30, 1997 and 1996 to the extent summarized in Note 20 to the consolidated financial statements.

/s/ KPMG Hartkopf + Rentrop KG       /s/ AWT Allgemeine Wirtschaftstreuhand GmbH

Cologne and Munich,
December 12, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To AmeriQuest Technologies, Inc.:

We have audited the consolidated balance sheet of AmeriQuest Technologies, Inc., (a Delaware Corporation) and subsidiaries (AmeriQuest) as of September 30, 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows, not presented separately herein, for the fiscal year then ended. These financial statements are the responsibility of AmeriQuest's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriQuest Technologies Inc. and subsidiaries as of September 30, 1996, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


Los Angeles, California
December 16, 1996

             Consolidated Balance Sheets of the Computer 2000 Group
                                (DM in thousands)



                                              NOTE        SEPTEMBER 30,          MARCH 31,
                                              ----  ------------------------    ----------
                                                       1997          1996          1998
                                                    ----------    ----------    ----------
                                                                                (UNAUDITED)
ASSETS
NON-CURRENT ASSETS
Intangible assets                              (1)       3,768         4,845         4,101
Tangible assets                                (2)      44,892        44,180        43,712
Financial assets                               (3)       1,758         1,926         2,063
                                                    ----------    ----------    ----------
                                                        50,418        50,951        49,876
                                                    ----------    ----------    ----------
CURRENT ASSETS
Inventories                                    (4)     659,965       537,308       907,543
Accounts receivable and other current assets   (5)     913,047       789,000     1,226,181
Cash and cash equivalents                               27,349        79,780       166,075
                                                    ----------    ----------    ----------
                                                     1,600,361     1,406,088     2,299,799
PREPAID AND DEFERRED EXPENSES                           15,341        17,846        20,890
                                                    ----------    ----------    ----------
TOTAL ASSETS                                         1,666,120     1,474,885     2,370,565
                                                    ==========    ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Share capital                                  (6)      47,706        47,706        67,020
Capital reserves                               (7)       9,815        41,668       110,772
Revenue reserves                               (8)      47,119        47,098       (23,079)
Foreign currency translation differences                 1,122        (8,083)        7,148
Unappropriated group income (loss)                     (70,198)            0        60,595
Minority interests                                       4,587        (8,435)        3,734
                                                    ----------    ----------    ----------
                                                        40,151       119,954       226,190
                                                    ----------    ----------    ----------
PROVISIONS AND ACCRUALS                        (9)
Provisions for pensions                                  1,985         1,146         2,332
Other accruals                                         211,710       114,480       226,399
                                                    ----------    ----------    ----------
                                                       213,695       115,626       228,731
                                                    ----------    ----------    ----------
LIABILITIES
Bank loans and overdrafts                     (10)     524,897       453,306       733,292
Trade accounts payable                                 609,202       589,007       858,539
Liabilities to related companies              (11)     100,392        50,000       102,415
Other liabilities                             (12)     165,927       131,441       208,241
                                                    ----------    ----------    ----------
                                                     1,400,418     1,223,754     1,902,487
                                                    ----------    ----------    ----------
DEFERRED INCOME                                         11,856        15,551        13,157
                                                    ----------    ----------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           1,666,120     1,474,885     2,370,565
                                                    ==========    ==========    ==========

        Consolidated Statements of Operations of the Computer 2000 Group
                                (DM in thousands)

                                                                                    YEAR ENDED               SIX MONTHS ENDED
                                                                                   SEPTEMBER 30,                 MARCH 31,
                                                                             ------------------------    -------------------------
                                                                     NOTE       1997          1996          1998           1997
                                                                     ----    ----------    ----------    ----------     ----------
                                                                                                                (UNAUDITED)
SALES                                                                 (13)    8,229,729     6,640,373     5,219,476     4,450,280
Cost of sales                                                                 7,603,718     6,107,617     4,881,942     4,147,546
                                                                             ----------    ----------    ----------    ----------
GROSS PROFIT                                                                    626,011       532,756       337,534       302,734
Selling expenses                                                                250,421       228,636       136,076       133,538
General administrative expenses                                                 261,859       241,527       103,113       113,756
Other operating income                                                (14)       54,162        29,294         7,702             0
Other operating expenses                                              (15)       57,840        33,155           999        68,433
                                                                             ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS                                                   110,053        58,732       105,048       (12,993)
Interest expense, net                                                 (16)       48,698        48,657        27,866        24,994
                                                                             ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  EXPENSE AND TAXES                                                              61,355        10,075        77,182       (37,987)
Extraordinary expense                                                 (17)      103,999             0             0             0
Taxes on income                                                       (18)       19,448        20,064        16,762        11,636
Other taxes                                                           (19)        8,272         5,725             0             0
                                                                             ----------    ----------    ----------    ----------
NET INCOME (LOSS)                                                               (70,364)      (15,714)       60,420       (49,623)
                                                                             ==========    ==========    ==========    ==========
RECONCILIATION TO UNAPPROPRIATED GROUP LOSS
Pre-acquisition income (loss) of newly-acquired subsidiaries                       (498)          152           358           847
Minorities' share of income                                                        (184)       (3,393)         (578)         (533)
Minorities' share of losses                                                         848        15,215           395           412
                                                                             ----------    ----------    ----------    ----------
GROUP INCOME (LOSS) (COMPUTER 2000 AG'S SHARE)                                  (70,198)       (3,740)       60,595       (48,897)
Unappropriated group income brought forward                                           0        49,639             0             0
Increase of other revenue reserves (net)                                              0       (45,899)            0             0
                                                                             ----------    ----------    ----------    ----------
UNAPPROPRIATED GROUP INCOME (LOSS)                                              (70,198)            0        60,595       (48,897)
                                                                             ==========    ==========    ==========    ==========

                      Consolidated Statements of Cash Flows
                           of the Computer 2000 Group
                                (DM in thousands)

                                                               YEAR ENDED          SIX MONTHS ENDED
                                                              SEPTEMBER 30,            MARCH 31,
                                                          --------------------    --------------------
                                                            1997        1996        1998        1997
                                                          --------    --------    --------    --------
                                                                                       (UNAUDITED)
Net income (loss) for the year                             (70,364)    (15,714)     60,420     (49,623)
Depreciation of non-current assets                          23,929      22,759      11,313      11,269
Change in long-term provisions and accruals                    839        (568)        347         412
Losses (profits) on disposals of non-current assets         (1,005)        188        (742)          0
                                                          --------    --------    --------    --------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES BEFORE
  CHANGES IN WORKING CAPITAL                               (46,601)      6,665      71,338     (37,942)

(Increase) in inventories                                 (122,657)     (1,802)   (247,578)   (208,163)
Increase (decrease) in on-account payments received          5,507         604      (1,730)          1
Increase in receivables                                   (121,542)    (70,118)   (318,684)   (207,284)
Increase in liabilities                                    138,325      97,421     311,436     135,463
                                                          --------    --------    --------    --------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES           (146,968)     32,770    (185,218)   (317,925)
                                                          --------    --------    --------    --------

Goodwill                                                   (31,852)     (5,554)     (1,555)     (8,303)
Purchases of tangible and intangible non-current assets    (30,660)    (25,677)     (9,723)     (9,919)
Purchases of financial assets                                 (145)     (2,052)       (305)          0
Proceeds from disposals of non-current assets                8,414       3,713           0           0
                                                          --------    --------    --------    --------
CASH USED IN INVESTING ACTIVITIES                          (54,243)    (29,570)    (11,583)    (18,222)
                                                          --------    --------    --------    --------

Proceeds from capital increase                                   0      59,235     121,826           0
Repayment of loan from Klockner & Co AG                    (50,000)          0           0           0
Loan from VIAG AG                                          100,346           0           0         872
Increase (decrease) in other borrowings                     76,021     (25,715)    208,351     291,631
Dividends paid relating to the previous year                     0      (5,975)          0           0
Other financing transactions                                22,413       1,093       5,350      (6,339)
                                                          --------    --------    --------    --------
CASH PROVIDED BY FINANCING ACTIVITIES                      148,780      28,638     335,527     286,164
                                                          --------    --------    --------    --------
CHANGE IN CASH AND CASH EQUIVALENTS                        (52,431)     31,838     138,726     (49,983)
                                                          --------    --------    --------    --------
CASH AND CASH EQUIVALENTS AT THE END OF YEAR                27,349      79,780     166,075      29,797
                                                          ========    ========    ========    ========

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                               COMPUTER 2000 GROUP

A. GENERAL INFORMATION ON THE CONSOLIDATED FINANCIAL STATEMENTS OF COMPUTER 2000 AKTIENGESELLSCHAFT ("COMPUTER 2000 GROUP")

APPLICABLE REGULATIONS

The consolidated financial statements of Computer 2000 Aktiengesellschaft
     ("Computer 2000") for the years ended September 30, 1997 and 1996 have been prepared in compliance with the regulations set out in the German Commercial Code (HGB) and the German Stock Corporation Law. The income statement has been prepared using the cost of sales classification method.

In order to improve the clarity of their presentation, certain items have been summarized on the face of the balance sheet and income statement and are detailed separately in the notes.

SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the consolidated financial statements of Computer 2000 Group:

INTANGIBLE NON-CURRENT ASSETS are stated at acquisition cost and are amortized straight-line over their estimated useful lives.

TANGIBLE NON-CURRENT ASSETS are valued at acquisition or production cost, less accumulated depreciation from previous years together with depreciation charged in fiscal 1996/97. Depreciable, movable non-current assets with useful lives exceeding 3 years are depreciated using the declining-balance method and maximum rates permitted by the tax authorities. The method is changed to straight-line as soon as this results in a higher depreciation charge. Unscheduled depreciation is charged on assets whose net realizable values fall below their carrying values.

A full year's depreciation is charged for additions to movable assets acquired in the first half of the fiscal year and a half-year's depreciation is charged on assets acquired in the second half of the year. Minor-value assets with a purchase cost of less than DM 800 are fully depreciated in the year of their acquisition.

FINANCIAL ASSETS are valued at acquisition cost. Write-downs are made where it is believed there is a permanent diminution in value.

In the consolidated financial statements inventories are stated at the lower of cost or net realizable value, whereby cost is calculated using moving average prices.

Adjustments are made, where appropriate, to cover risks arising from slow-moving and obsolete inventories.

TRADE ACCOUNTS RECEIVABLE, RECEIVABLES FROM RELATED COMPANIES AND OTHER CURRENT
     ASSETS are included at nominal value less provisions for estimated discounts. Specific allowances for bad debts have been set up to cover recognized credit risks from individual receivables and a general allowance for bad debts has been made for overall credit risk.

PENSION PROVISIONS cover all pension commitments and are calculated actuarially, using a discount rate of 6% and applying the entry-age-normal method as permitted by the German tax authorities. Past service cost is recognized as permitted by ss. 6a (4) of the German Income Tax Law.

Other accruals have been set up to cover all foreseeable risks and uncertain liabilities at the end of the year.

Deferred taxes are calculated on temporary differences between commercial and taxable income, together with temporary differences arising from consolidation adjustments. Deferred taxes arising in the individual financial statements have been combined with those arising on consolidation.

LIABILITIES are recorded at amounts payable.

ACCOUNTS RECEIVABLE IN FOREIGN CURRENCY, to the extent they are not hedged, are translated into Deutsche Mark at transaction date rates or, if lower, at rates in effect on the balance sheet date. Foreign currency liabilities are translated at forward rates, provided they were hedged at the date the liabilities arose. Otherwise, they are translated at the higher of the transaction date rates or rates ruling at the end of the year.

Insurance claims and marketing contributions are offset against the related expenses in the income statement.


COMPANIES INCLUDED IN CONSOLIDATION

All major domestic and foreign subsidiaries have been included in the consolidation financial statements of the Computer 2000 Group. The following companies have not been included in the consolidated financial statements, as their influence on the assets and liabilities, financial and earnings position of the Group is not considered material: Datech 2000 Ltd., Basingstoke, Great Britain; Computer 2000 S.L., Spain; AnyBus Technology Corporation, Hollywood, Florida, USA, AmeriQuest / 2000 Inc., Horsham, Pennsylvania, USA all of which are dormant companies, and Computer 2000, Vilnius, Lithuania, an operating company.

Professional Systems AS, Oslo, Norway and Datec Norway AS, Oslo, Norway, both of which were dormant, were merged with Computer 2000 Norway AS, Oslo, Norway. The assets and liabilities of CMS Enhancements Inc., Florida, USA were sold as part of an asset deal. The company's name was then changed to AAG Inc. CMS Enhancement Systems Inc., Hollywood, Florida, USA was sold as part of the restructuring. AmeriQuest Technologies Ltd., (Australia) Pty. Ltd., Roseville, New South Wales, Australia was liquidated. Computer 2000 Italia S.r.L., Milan, Italy and Bits & Bytes S.r.L., Milan, Italy, both dormant companies, were liquidated in 1996/97.


CONSOLIDATION METHODS

The consolidation methods used have remained unchanged from the previous year.
     Audited interim financial statements were drawn up for subsidiaries with fiscal years ending on dates other than September 30.

As in previous years, subsidiaries' equity is consolidated using the purchase method, whereby the investment in the subsidiary is offset against that part of equity attributable to the parent company. Any resulting difference is determined at the time of acquisition.

Differences arising on initial consolidation are offset directly against reserves in the consolidated balance sheet, to the extent such differences represent goodwill as defined in ss. 309 of the German Commercial Code.

Minority shareholders' interests in equity and income for the year are calculated based on their shareholding, voting rights or economic share and are shown separately as part of equity in the consolidated balance sheet.

Unless they are of minor importance, intercompany profits arising from deliveries of goods and services within the Group are eliminated.

Intercompany sales and other operating income are eliminated against corresponding expense items.

Intercompany receivables and payables are eliminated. Any differences arising from this elimination process, compared with differences at the beginning of the year, are credited or charged to the income statement.

Any contingent liabilities to consolidated companies are also eliminated.

The tax effects of those consolidation adjustments affecting income are calculated and included with deferred tax balances arising in the individual financial statements of the companies included in consolidation.

Uniform accounting and classification policies have been applied to the financial statements of all consolidated domestic and foreign subsidiaries. Appropriate adjustments have been made in the event of differences between local and German accounting policies.


FOREIGN CURRENCY TRANSLATION

In the consolidated financial statements, assets and liabilities of all foreign subsidiaries are translated into Deutsche Marks at closing exchange rates at the balance sheet date. Fair value adjustments to assets and liabilities made at the time of initial consolidation are translated using exchange rates in effect at that time. Differences arising from translating balance sheet items at varying exchange rates are charged or credited directly to a separate item of equity.

Items making up the income statement are translated at average exchange rates for the year. The resulting exchange rate differences are recognized in the income statement.


UNAUDITED INTERIM FINANCIAL DATA

The interim financial data at March 31, 1998 and for the six months ended March
     31, 1998 and 1997 are unaudited; however, in the opinion of management, such interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods.

B. NOTES TO THE BALANCE SHEETS
   Statement of movements on non-current assets
   (DM in thousands)

--------------------------------------------------------------------------------------------------------------------
                                                           ACQUISITION AND PRODUCTION COST
--------------------------------------------------------------------------------------------------------------------
                                Balance at   Exchange rate                               Reclassi-      Balance at
                               Oct. 1, 1996   adjustments    Additions     Disposal      fications    Sept. 30, 1997
                               ------------  -------------   ---------     --------      ---------    --------------
--------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS
Franchises, patents,
  trademarks and similar
  rights and assets, and
  licenses to such rights
  and assets                       14,883           733         2,092         1,836            (11)        15,861
On-account payments                     0             0            28             0              0             28
                                 --------      --------      --------      --------       --------       --------
                                   14,883           733         2,120         1,836            (11)        15,889
                                 --------      --------      --------      --------       --------       --------
TANGIBLE ASSETS
Land and buildings                  1,210           188            19             0              0          1,417
Machinery and equipment           117,597         8,994        22,540        20,302          1,644        130,473
On-account payments                 1,241            37         3,028             0         (1,633)         2,673
                                 --------      --------      --------      --------       --------       --------
                                  120,048         9,219        25,587        20,302             11        134,563
                                 --------      --------      --------      --------       --------       --------

FINANCIAL ASSETS
Shares in related companies             0             0             9             0              0              9
Investments                           489             0           135             0              0            624
Securities included in non-
  current assets                    1,437             1             0           313              0          1,125
                                 --------      --------      --------      --------       --------       --------
                                    1,926             1           144           313              0          1,758
                                 --------      --------      --------      --------       --------       --------
                                  136,857         9,953        27,851        22,451              0        152,210
                                 ========      ========      ========      ========       ========       ========
--------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                                     DEPRECIATION
---------------------------------------------------------------------------------------
                                Accumulated    Book value    Book value    Depreciation
                               depreciation  Sept. 30, 1997 Sept. 30, 1996 for the year
                               ------------  -------------- -------------- ------------
---------------------------------------------------------------------------------------
INTANGIBLE ASSETS
Franchises, patents,
  trademarks and similar
  rights and assets, and
  licenses to such rights
  and assets                       12,121         3,740         4,845         3,106
On-account payments                     0            28             0             0
                                 --------      --------      --------      --------
                                   12,121         3,768         4,845         3,106
                                 --------      --------      --------      --------
TANGIBLE ASSETS
Land and buildings                    136         1,281         1,143            55
Machinery and equipment            89,535        40,938        41,796        20,768
On-account payments                     0         2,673         1,241             0
                                 --------      --------      --------      --------
                                   89,671        44,892        44,180        20,823
                                 --------      --------      --------      --------

FINANCIAL ASSETS
Shares in related companies             0             9             0             0
Investments                             0           624           489             0
Securities included in non-
  current assets                        0         1,125         1,437             0
                                 --------      --------      --------      --------
                                        0         1,758         1,926             0
                                 --------      --------      --------      --------
                                  101,792        50,418        50,951        23,929
                                 ========      ========      ========      ========
---------------------------------------------------------------------------------------

NON-CURRENT ASSETS

The "exchange rate adjustments" column in the statement of movements on non-current assets for the Group represents differences between historical exchange rates used for acquisition and production costs brought forward and exchange rates in effect at the end of the year.


(1) INTANGIBLE ASSETS

These are primarily made up of rights to software programs.


(2) TANGIBLE ASSETS

A detailed statement of movements on the tangible non-current assets of Computer 2000 Group is set out on the preceding page.


(3) FINANCIAL ASSETS

A list of Computer 2000 AG's shareholdings as required by ss.285 no. 11 and ss.313 (2) of the German Commercial Code has been filed with the trade register at the Munich district court under number HR B 81532.


(4) INVENTORIES

                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
1. Work-in-progress, contracts-in-progress             441                2,028
2. Finished goods and merchandise                  642,800              508,914
3. Advance payments                                 16,724               26,366
                                                   -------              -------
                                                   659,965              537,308
                                                   =======              =======


(5) ACCOUNTS RECEIVABLE AND OTHER CURRENT ASSETS

                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
1. Trade accounts receivable                       777,680              681,923
2. Receivables from related companies                4,894                1,305
      of which due after more than one year              0                    0
3. Other assets                                    130,473              105,772
      of which due after more than one year         (5,502)                (762)
      of which not yet legally receivable          (10,453)              (4,793)
                                                   -------              -------
                                                   913,047              789,000
                                                   =======              =======

Trade accounts receivable have been reduced by DM 194 million as a result of an asset-backed securitization program. At the same time, other assets include DM 23 million retentions which serve as security in connection with the program.

SHAREHOLDERS' EQUITY


(6) SHARE CAPITAL

Share capital amounted to DM 47,706,000 at the end of the fiscal year, divided into 954,129 bearer shares with a nominal value of DM 50 each. Type I authorized capital totaled DM 164,000 at September 30, 1997, is solely available for the issue of employee shares and may not be issued in the form of a rights issue to shareholders. The creation of DM 17,900,000 type II authorized share capital was approved by the annual general meeting on April 30, 1997. The type III authorized capital totaled DM 5,734,000 at the end of the year and is approved for issue up to April 24, 2001.

Full use was made of the type I authorized capital with an entry in the trade register on November 6, 1997 and, as a result, the share capital was increased for the issue of employee shares. Following an entry in the trade register on November 13, 1997 and a capital increase of DM 19,150,000 in December, 1997 the share capital of Computer 2000 AG totaled DM 67,020,000. Following the capital increase type II authorized capital amounts to DM 4,484,000 and full use was made of the type III authorized capital.

The additional authorized capital approved by the shareholders for issue under certain conditions remained unchanged at DM 11,250,000 at the end of the year. In accordance with ss. 20 (4) of the German Stock Corporation Law, Klockner & Co AG, Duisburg announced that it has a direct majority shareholding in Computer 2000 AG.

At the same time VIAG AG has also announced that it has an indirect majority holding in Computer 2000 AG.

(7) CAPITAL RESERVES

                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
Balance at beginning of the year                    41,668                    0
+ Additions arising from share premium                   0               47,222
- Goodwill on equity consolidation                 (31,853)              (5,554)
- Transfer to offset loss for the year                   0                    0
                                                   -------              -------
                                                     9,815               41,668
                                                   =======              =======

(8) REVENUE RESERVES

                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
Statutory reserve                                      218                  218

Other revenue reserves at October 1                 46,880                  982
+ Goodwill on equity consolidation                      21                    0
+ Transfer from unappropriated income                    0               49,638
- Transfer to offset loss for the year                   0               (3,740)
                                                   -------              -------
                                                    46,901               46,880
                                                   -------              -------
                                                    47,119               47,098
                                                   =======              =======

OTHER INFORMATION CONCERNING SHAREHOLDERS' EQUITY

Debit balances on minority interests of DM 261,000 have been offset against minority interest credit balances in the consolidated balance sheet. Profits of DM 498,000 were included in the group loss for the year on equity consolidation.


(9) PROVISIONS AND ACCRUALS

                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   --------             --------
                                                         (DM IN THOUSANDS)
Provisions for pensions and
  similar obligations                                 1,985                1,146
Tax accruals                                         14,676               14,552
Other provisions and accruals of which:             197,034               99,928
- personnel-related accruals                        (36,498)             (25,239)
- warranties                                        (14,556)              (7,228)
- outstanding credit notes                          (10,148)              (9,299)
- outstanding invoices                              (18,639)             (16,961)
- other                                            (117,194)             (41,201)
                                                   --------             --------
                                                    213,695              115,626
                                                   ========             ========


The pension provision was set up solely to cover pension plans relating to members of the executive board. The addition to pension provisions with respect to past service cost was spread over three years in accordance with the option permitted in ss. 6a (4) of the German Income Tax Law. At the end of the year, unamortized past service cost amounted to DM 83,000. The calculation of the pension provision was made using a discount rate of 6% and mortality tables issued by Dr. Klaus Heubeck.

Group tax accruals include deferred tax liabilities of DM 893,000.

Other provisions and accruals consist mainly of costs, the reason for or amount of which has not yet been determined, and relate to the restructuring of AmeriQuest Technologies Inc., Horsham, Pennsylvania, USA, for consultancy, repairs and year-end closing costs, etc.


(10) BANK LOANS AND OVERDRAFTS

DM 11,711,000 of Group bank loans and overdrafts are secured locally (assignment of accounts receivable, chattel mortgages, etc.). DM 24,306,000 of Group bank loans and overdrafts have a remaining term of 1-5 years and DM 739,000 have a remaining term of more than 5 years.


(11) LIABILITIES TO RELATED COMPANIES

VIAG AG, the indirect majority shareholder, provided Computer 2000 AG with a DM 100 million loan. The loan and any accumulated interest are due for repayment within one year. There are also liabilities on current account of DM 57,424,000 with a remaining term of less than one year.

(12) OTHER LIABILITIES


                                                           SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
1. On-account payments received on orders            6,372                  866
2. Bills of exchange payable                        24,291               19,860
3. Other liabilities                               135,264              110,715
      of which for taxes                           (70,426)             (52,034)
      of which for social security                  (3,383)              (5,012)
                                                   -------              -------
                                                   165,927              131,441
                                                   =======              =======


DM 95,000 of other Group liabilities have a remaining term of 1-5 years. All other liabilities which have not been mentioned separately have a remaining term of less than 1 year.

C.  NOTES TO THE INCOME STATEMENT


(13) SALES BY GEOGRAPHIC AREA

                                                     YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN MILLIONS)
1) Central Europe                                  2,674.9              2,123.7
2) Northern Europe                                 3,175.1              2,471.4
3) Southern and Eastern Europe                     1,636.6              1,204.7
4) Non-European                                      743.1                840.6
                                                   -------              -------
                                                   8,229.7              6,640.4
                                                   =======              =======


(14) OTHER OPERATING INCOME

In the consolidated income statement this item mainly comprises foreign exchange gains and income not related to the period in the amount of DM 6.7 million from the release of provisions and accruals as well as from the sale of fixed assets.


(15) OTHER OPERATING EXPENSES

This item consists primarily of foreign exchange losses, translation losses arising on the consolidation of foreign subsidiaries' income statements and losses on disposals of non-current assets.


(16) INTEREST EXPENSE, NET (INCLUDING LONG TERM LOANS)

                                                     YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
Other interest and similar income                    4,319                3,489
- of which from related companies                       (1)                   0

Interest and similar expense                        53,017               52,146
- of which to related companies                     (1,941)              (2,256)
                                                   -------              -------
Interest expense, net                              (48,698)             (48,657)
                                                   =======              =======

(17) EXTRAORDINARY EXPENSE

Extraordinary expense is made up primarily of costs for restructuring AmeriQuest Technologies Inc., Pennsylvania, USA and subsequent, related expenses.

(18) TAXES ON INCOME

Taxes on income include corporation tax for domestic companies and similar income-related taxes charged in other countries. These are calculated in accordance with local tax regulations for each company. The expense also includes deferred taxes on temporary differences between the commercial and tax balance sheet and on consolidation adjustments.

(19) OTHER TAXES

Other taxes include net worth tax, vehicle tax and consumption taxes.

D. GERMAN GAAP TO US GAAP RECONCILIATION

(20) SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GERMAN GAAP AND U.S. GAAP

The audited consolidated financial statements have been prepared and are presented in accordance with German generally accepted accounting principles which differ from U.S. GAAP.

The following is a summary of those significant adjustments to consolidated net income and consolidated shareholders' equity for Computer 2000 Group and subsidiaries which would be required if U.S. GAAP were applied instead of German GAAP.

                                                                        Year ended         Six months ended
                                                                       September 30,           March 31,
                                                                    ------------------    ------------------
                                                                      1997       1996       1998       1997
                                                                    -------    -------    -------    -------
                                                                     (DM in thousands)     (DM in thousands)
                                                                                              (Unaudited)
Consolidated net income (loss) as reported in the
   consolidated income statements under German GAAP                 (70,364)   (15,714)    60,420    (49,623)
Pre-acquisition income (loss) of newly-acquired subsidiaries           (498)       152        358        847
Plus loss applicable to minority shareholders                           848     15,215        395        412
Less income (loss) applicable to minority shareholders                 (184)    (3,393)      (578)      (533)
                                                                    -------    -------    -------    -------
Adjusted consolidated net income (loss) under German GAAP           (70,198)    (3,740)    60,595    (48,897)
                                                                    -------    -------    -------    -------

Adjustments to conform with U.S. GAAP
   Goodwill
      Amortization                                            (A)    (5,898)    (9,713)    (3,118)    (2,805)
      Impairment                                              (A)    (9,928)   (79,441)         0     (1,310)
   Other accruals                                             (B)    53,000          0          0     53,000
   Foreign currency translation                               (D)     4,294      1,593       (771)     3,878
   Loss allocated to Computer 2000 Group                      (G)         0    (13,689)         0          0
   Loss allocated to minority interests                       (C)     3,445          0          0          0
   Other                                                      (E)       251        729         35        126
   Deferred taxes                                             (F)    47,920     65,372     (9,394)    16,507
   Tax effect of U.S. GAAP adjustments                        (F)      (154)      (445)     2,546        (77)
                                                                    -------    -------    -------    -------
Consolidated net income (loss) in accordance with U.S. GAAP
                                                                     22,732    (39,334)    49,893     20,422
                                                                    =======    =======    =======    =======

                                                                        Year ended         Six months ended
                                                                       September 30,           March 31,
                                                                    ------------------    ------------------
                                                                      1997       1996       1998       1997
                                                                    -------    -------    -------    -------
                                                                     (DM in thousands)     (DM in thousands)
                                                                                              (Unaudited)
Consolidated shareholders' equity as reported in the
   consolidated balance sheets under German GAAP                     40,151    119,954    226,190     58,205
Less minority interests                                              (4,587)     8,435     (3,734)    14,148
                                                                    -------    -------    -------    -------
Adjusted consolidated shareholders' equity under
   German GAAP                                                       35,564    128,389    222,456     72,353
Adjustments to conform with U.S. GAAP
   Goodwill                                                   (A)    85,995     86,097     84,431     93,363
   Other accruals                                             (B)    53,000          0     53,000     53,000
   Minority interests                                         (C)     3,445    (16,128)     3,445    (17,438)
   Other                                                      (E)      (609)      (861)      (574)      (735)
   Deferred taxes                                             (F)   130,527     82,607    123,700     95,981
   Tax effect of U.S. GAAP adjustments                        (F)       371        525        350      3,581
                                                                    -------    -------    -------    -------
Consolidated shareholders' equity in accordance with
   U.S. GAAP                                                        308,293    280,629    486,808    300,105
                                                                    =======    =======    =======    =======

NOTES TO GERMAN GAAP TO U.S. GAAP RECONCILIATIONS

(A) GOODWILL

    In accordance with German GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination (goodwill) may be charged directly to shareholders' equity. Under U.S. GAAP, goodwill must be capitalized and amortized through the income statement over its useful life not to exceed 40 years.

    Under U.S. GAAP management must assess the recoverability of long-lived assets, including goodwill, by determining whether the amortization of the balance over the remaining life can be recovered through the undiscounted future operating cash flows of the respective assets. As a result of an impairment, the Company wrote off its investment in AmeriQuest Technologies, Inc. during the year ended September 30, 1996. In addition, the goodwill arising from the purchase of DM 5.0 million was written off in fiscal 1997.

(B) OTHER ACCRUALS

    Under German GAAP, accruals are determined by reasonable and prudent estimates reflecting the expected costs and expenses.

    Under U.S. GAAP, an estimated loss from a loss contingency shall be charged to income only if it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If a loss is probable and the reasonable estimate of the loss is a range and no amount within the range appears to be a better estimate than any other amount, the minimum amount in the range shall be accrued. General or unspecified business risks do not meet the conditions for accrual and, therefore, no accrual shall be made. Gain contingencies shall not be credited to income.

(C) LOSSES ALLOCATED TO MINORITY INTERESTS

    Under German GAAP minority interests are classified as a separate component of equity and can be allocated unlimited losses generated by the respective investment. Under U.S. GAAP minority interests are not classified as equity and losses allocated to minority interests are limited to the extent of minority interests.

(D) FOREIGN CURRENCY TRANSLATION

    Under German GAAP the Company translates assets and liabilities of foreign subsidiaries at spot rate at balance sheet date and income statement items at average rate. The consolidated net income (loss) for the year, however, is translated at spot rate and the resulting exchange rate difference is recognized in income.

    Under U.S. GAAP, generally all assets and liabilities of foreign subsidiaries are translated using the exchange rate at period end and income statement items are translated at average exchange rates prevailing during the period. Resulting translation adjustments are recorded as a separate component of equity.

(E) OTHER

    Under German GAAP the Company provides for pension obligations using the entry age normal method as defined in the German tax code. U.S. GAAP require that the projected unit credit method be used and is more prescriptive as to the use of actuarial assumptions.

(F) DEFERRED TAXES AND TAX EFFECT OF U.S. GAAP ADJUSTMENTS

    Under German GAAP, deferred tax assets and liabilities are not generally recognized for all temporary differences between the book carrying values and tax bases of the assets and liabilities. Under U.S. GAAP, with some exceptions, deferred tax assets and liabilities are recognized for all temporary differences between the book carrying values and tax bases of the assets and liabilities and the net operation loss carry forwards using future statutory tax rates. The measurement of deferred assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

(G) LOSS ALLOCATED TO COMPUTER 2000 GROUP

    German GAAP allows the allocation of operating losses to minority interest even when the allocated losses will exceed the minority equity so that in total a negative minority equity will be stated.

    Differing from the above mentioned German GAAP method, U.S. GAAP only allows the allocating of operating losses to minority interest up to the amount of the stated minority equity. Therefore the actual loss 1996 of minority interest of the AmeriQuest Group was allocated to the Computer 2000 Group level.


ACCOUNTS RECEIVABLE

Under German GAAP trade receivables sold under an asset backed securitization program are removed from the balance sheet. Under U.S. GAAP unless specific requirements are met many such transactions are treated as a financing transaction and as such the trade receivables continue to be reflected on the balance sheet. As a result of such sales of receivables, assets and liabilities as of September 30, 1997 and 1996, respectively, would have been DEM 193.6 million and DEM 90.0 million higher than under German GAAP.

EXTRAORDINARY ITEM

Certain income and expense items, including losses in regard to AmeriQuest Technologies, Inc., can be classified as extraordinary income or expense for German GAAP purposes which can not be classified as extraordinary under U.S. GAAP.

OTHER NOTES

COST OF MATERIALS

The cost of raw materials, consumables, supplies and purchased merchandise in the Group was DM 7,582 million. The cost of services amounted to DM 610,000.

EMPLOYEES

An average of 3,346 (previous year: 3,181) persons were employed during 1996/97.


PERSONNEL COSTS

                                                           YEAR ENDED
                                                          SEPTEMBER 30,
                                                   ----------------------------
                                                     1997                 1996
                                                   -------              -------
                                                         (DM IN THOUSANDS)
Wages and salaries                                 226,270              201,227
Social security, pension and welfare expense        43,745               37,769
    of which for pensions                             (961)              (1,486)
                                                   -------              -------
                                                   270,015              238,996
                                                   =======              =======

REMUNERATION OF MEMBERS OF THE SUPERVISORY BOARD AND THE EXECUTIVE BOARD

The remuneration of members of the supervisory board during the year totaled DM
    48,000 (1995/96: DM 48,000). The remuneration of members of the executive board for 1996/97 amounted to DM 3,035,000 (1995/96: DM 2,804,000).

OTHER FINANCIAL COMMITMENTS

At the end of the year there were forward foreign currency contracts totaling
    DM 106 million, made by the Group to hedge open US $ purchase commitments.

Contingent liabilities arising from leasing agreements are of a volume which is normal for the business.

Attachment 7(b) - Pro forma financial information.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                                            Page
                                                                            ----
    Basis of Presentation.................................................  F-20
    Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
       April 30, 1998.....................................................  F-21
    Unaudited Pro Forma Condensed Consolidated Statement of Income for
       the three months ended April 30, 1998..............................  F-22
    Unaudited Pro Forma Condensed Consolidated Statement of Income for
       the year ended January 31, 1998....................................  F-23
    Notes to Unaudited Pro Forma Condensed Consolidated Financial
       Statements.........................................................  F-24

                              TECH DATA CORPORATION
                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

         The following Unaudited Condensed Consolidated Financial Statements give effect to the acquisition by Tech Data Corporation ("Tech Data" or the "Company") of approximately 83% of the voting stock of Computer 2000 AG ("Computer 2000") on July 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based upon the individual consolidated balance sheets of the Company as of April 30, 1998 and of Computer 2000 as of March 31, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Income are based upon the individual consolidated statements of income of the Company for the three months ended April 30, 1998 and the year ended January 31, 1998 and of Computer 2000 for the three months ended March 31, 1998 and the year ended September 30, 1997. The results of operations of Tech Data and Computer 2000 have been combined to give effect to the acquisition as if it had occurred at the beginning of the periods presented.

         The unaudited pro forma consolidated financial information is based upon preliminary fair value allocations relative to the purchase of Computer 2000. The final allocation of the purchase price may vary as additional information is obtained, and accordingly, the ultimate allocations may differ from the allocations used in the unaudited pro forma consolidated financial statements.

         The following pro forma financial information has been prepared from and should be read in conjunction with the historical financial statements and related notes thereto of Computer 2000 appearing in the response to Item 7(a) of this Current Report on Form 8-K/A and the historical financial statements and related notes thereto of Tech Data Corporation for the year ended January 31, 1998 and the three months ended April 30, 1998, previously filed with the Securities and Exchange Commission.

         The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated on the date or at the beginning of the periods for which the acquisition is being given effect nor is it necessarily indicative of future operating results or financial position.

                     TECH DATA CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 30, 1998
                (U.S. dollars in thousands, except share amounts)

                                                   Tech Data       Computer        Pro Forma            Combined
                                                  Corporation        2000         Adjustments           Pro Forma
                                                  -----------     ----------      -----------           ---------
ASSETS
Current assets:
   Cash and cash equivalents                      $    1,249      $   89,843      $       --            $   91,092
   Accounts receivable, net                          914,837         690,520                             1,605,357
   Inventories                                       969,570         490,962                             1,460,532
   Prepaid and other assets                           57,399          45,120                               102,519
                                                  ----------      ----------      ----------            ----------
     Total current assets                          1,943,055       1,316,445              --             3,259,500
Property and equipment, net                          110,792          23,647                               134,439
Excess of cost over acquired net assets, net          57,088          45,675         198,562 (c)(e)        301,325
Other assets, net                                     22,994          70,571         (25,629)(e)            67,936
                                                  ----------      ----------      ----------            ----------
                                                  $2,133,929      $1,456,338      $  172,933            $3,763,200
                                                  ==========      ==========      ==========            ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving credit loans                          $  335,053      $  567,738      $   18,269 (d)        $  921,060
  Accounts payable                                   949,580         409,943                             1,359,523
  Accrued expenses                                   101,877         215,149                               317,026
                                                  ----------      ----------      ----------            ----------
    Total current liabilities                      1,386,510       1,192,830          18,269             2,597,609
Long-term debt                                         8,627              --                                 8,627
Convertible subordinated notes                            --                         300,000 (a)           300,000
                                                  ----------      ----------      ----------            ----------
    Total liabilities                              1,395,137       1,192,830         318,269             2,906,236
                                                  ----------      ----------      ----------            ----------
Minority interest                                      3,431             156          32,648 (b)            36,235
                                                  ----------      ----------      ----------            ----------
    Total shareholders' equity                       735,361         263,352        (177,984)(a)(b)(e)     820,729
                                                  ----------      ----------      ----------            ----------
                                                  $2,133,929      $1,456,338      $  172,933            $3,763,200
                                                  ==========      ==========      ==========            ==========


             The accompanying Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements
               are an integral part of these financial statements

                     TECH DATA CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED APRIL 30, 1998
              (U.S. dollars in thousands, except per share amounts)

                                                   Tech Data       Computer        Pro Forma             Combined
                                                  Corporation        2000         Adjustments            Pro Forma
                                                  -----------     ----------      -----------            ---------
Net sales                                          $ 2,184,366    $ 1,494,967     $        --           $ 3,679,333
                                                   -----------    -----------     -----------           -----------
Cost and expenses:
   Cost of products sold                             2,044,599      1,397,745              --             3,442,344
   Selling, general and administrative expenses         94,801         67,634             626 (f)(g)        163,061
                                                   -----------    -----------     -----------           -----------
                                                     2,139,400      1,465,379             626             3,605,405
                                                   -----------    -----------     -----------           -----------
Operating profit                                        44,966         29,588            (626)               73,928
Interest expense                                         7,954          7,977           3,903 (h)            19,834
                                                   -----------    -----------     -----------           -----------

Income before income taxes                              37,012         21,611          (4,529)               54,094
Provision for income taxes                              13,815          6,977          (1,444)(i)            19,348
                                                   -----------    -----------     -----------           -----------

Income before minority interest                         23,197         14,634          (3,085)               34,746
Minority interest                                           92            (58)          2,643 (j)             2,677
                                                   -----------    -----------     -----------           -----------
Net income                                         $    23,105    $    14,692     $    (5,728)          $    32,069
                                                   ===========    ===========     ===========           ===========

Net income per common share:
  Basic                                            $       .48             --              --           $       .64
                                                   ===========    ===========     ===========           ===========
  Diluted                                          $       .46             --              --           $       .60
                                                   ===========    ===========     ===========           ===========

Weighted average common shares outstanding:
  Basic                                                 48,285             --           2,196 (1)            50,481
                                                   ===========    ===========     ===========           ===========
  Diluted                                               50,323             --           7,529 (l)            57,852
                                                   ===========    ===========     ===========           ===========


             The accompanying Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements
               are an integral part of these financial statements

                     TECH DATA CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED JANUARY 31, 1998
              (U.S. dollars in thousands, except per share amounts)

                                                   Tech Data       Computer        Pro Forma             Combined
                                                  Corporation        2000         Adjustments            Pro Forma
                                                  -----------     ----------      -----------            ---------
Net sales                                          $  7,056,619    $  4,746,095     $         --           $ 11,802,714
                                                   ------------    ------------     ------------           ------------
Cost and expenses:
   Cost of products sold                              6,590,873       4,420,426                              11,011,299
   Selling, general and administrative expenses         293,108         273,832           (3,197)(f)(g)         563,743
                                                   ------------    ------------     ------------           ------------
                                                      6,883,981       4,694,258           (3,197)            11,575,042
                                                   ------------    ------------     ------------           ------------

Operating profit                                        172,638          51,837            3,197                227,672
Interest expense                                         29,908          28,017           15,611 (h)             73,536
Impairment of Assets                                         --          29,411          (29,411)(k)                 --
                                                   ------------    ------------     ------------           ------------

Income (loss) before income taxes                       142,730          (5,591)          16,997                154,136
Provision for income taxes                               52,816         (16,331)          22,721 (i)(k)          59,206
                                                   ------------    ------------     ------------           ------------
Income (loss) before minority interest                   89,914          10,740           (5,724)                94,930
Minority interest                                           429          (2,370)           3,935 (j)              1,994
                                                   ------------    ------------     ------------           ------------
Net income                                         $     89,485    $     13,110     $     (9,659)          $     92,936
                                                   ============    ============     ============           ============

Net income per common share:
  Basic                                            $       2.00              --               --           $       1.98
                                                   ============    ============     ============           ============

  Diluted                                          $       1.92              --               --           $       1.89
                                                   ============    ============     ============           ============

Weighted average common shares outstanding:
  Basic                                                  44,715              --            2,196 (1)             46,911
                                                   ============    ============     ============           ============
  Diluted                                                46,610              --            7,529 (1)             54,139
                                                   ============    ============     ============           ============



            The accompanying Notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Statements
               are an integral part of these financial statements

                     TECH DATA CORPORATION AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


Note (1) - Pro Forma Balance Sheet Adjustments

         On July 1, 1998 Tech Data Corporation ("Tech Data" or the "Company") acquired approximately 83% of the outstanding voting stock of Computer 2000 AG ("Computer 2000"). The Company acquired approximately 80% of the outstanding voting stock of Computer 2000 from its parent company, Klockner & Co. AG through an exchange of approximately 2.2 million shares of Tech Data Corporation common stock and $300 million of 5% convertible subordinated notes, due 2003. In a separate cash transaction on July 1, 1998, Tech Data also acquired an additional stake of approximately 3% of Computer 2000's shares from an institutional investor. The combined value of these transactions, including expenses, totaled approximately $403 million. The transactions have been accounted for under the purchase method of accounting.

         The following are the pro forma balance sheet adjustments to reflect the purchase:

(a) Reflects the issuance of $300 million of 5% convertible subordinated notes and the issuance of 2.2 million shares of the Company's common stock paid as consideration in connection with the acquisition of Computer 2000.

(b) Reflects the elimination of the common stock, additional paid in capital and retained earnings of Computer 2000 and the establishment of minority interest.

(c) Reflects elimination of acquired goodwill of $46 million and the recognition of goodwill recorded on the acquisition. For purposes of the Unaudited Pro Forma Condensed Balance Sheet as of April 30, 1998, the goodwill was computed by subtracting from the estimated purchase price of $403 million the fair value of net assets acquired as of March 31, 1998 (net of minority interest).

(d) Reflects the debt issued to finance estimated acquisition costs and additional purchases of the outstanding common stock of C2000 subsequent to the initial acquisition financed through advances on the Company's revolving credit loans.

(e) Reflects the reduction of the acquired deferred tax asset to reflect the anticipated effective tax rate and related impact on the amount to be realized.

                     TECH DATA CORPORATION AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED

Note (2) - Pro Forma Income Statement Adjustments


(f) Reflects the elimination of amortization expense relating to acquired goodwill.

(g) Reflects the amortization of goodwill resulting from the acquisition of Computer 2000 over a period of 40 years. Note that the goodwill of C2000 is computed herein based upon the difference between the purchase price and the preliminarily estimated fair value of net assets acquired as of the date of the closing of the transaction.

(h) Reflects the recognition of interest expense resulting from the issuance of $300 million, 5% subordinated debentures and additional debt advanced on the Company's revolving credit loans used to fund the acquisition of Computer 2000 common stock.

(i) Records the tax benefit related to the recognition of interest expense on indebtedness incurred in connection with the acquisition.

(j) Recognizes the impact of the outstanding minority interest on Computer 2000's earnings after giving effect to pro forma adjustments and related tax effects.

(k) Represents adjustment to eliminate non-recurring charges and related tax effects associated with AmeriQuest (a subsidiary of Computer 2000).

(l) Reflects the adjustment to basic and diluted weighted average common shares outstanding related to the issuance of common stock and convertible subordinated debt to finance the acquisition.

                                  EXHIBIT INDEX

Exhibit Number        Description
--------------        -----------
    2-A(1)        Share Purchase Agreement between Klockner & Co. AG and Tech
                  Data Corporation dated April 14, 1998 and amended June 30,
                  1998.

    2-B(2)        Side Letter Agreement between Klockner & Co. AG and Tech
                  Data Corporation dated April 14, 1998.

    3-G(2)        Amendments to By-Laws of Tech Data Corporation as adopted on
                  June 23, 1998.

    3-H(2)        Articles of Amendment to Amended and Restated Articles of
                  Incorporation of Tech Data Corporation as of June 24, 1998.

   23-A(2)        Consent of KPMG Hartkopf + Rentrop KG and AWT Allgemeine
                  Wirtschaftstreuhand GmbH

   23-B(2)        Consent of Arthur Andersen LLP


-------------

(1) Incorporated by reference to Exhibit 2-A of the Company's Current Report on Form 8-K dated as of July 1, 1998 and filed with the Securities and Exchange Commission on July 15, 1998.

(2)      Filed herewith.